ABN 59 056 210 774
Unit 13, 112-118 Talavera Road,
NORTH RYDE NSW 2113 Australia
Ph: + 61 2 8817 4700
Fax: + 61 2 8817 4770
www.ebetonline.com

8 February, 2008

Octavian International Limited
Bury House
1-3 Bury Street
Guildford
SURREY GU2 4AW UNITED KINGDOM

Attention : Harmen Brenninkmeijer/Hans Zeidler

Dear Sirs,

Deed of Agreement dated 16 January, 2008

We refer to the above agreement ("Agreement") and advise that:

1	eBet has not received Octavian's monthly profit and loss account, balance sheet and cashflows for the month of December, 2007 as required by clause 7.1(a);

2
eBet has not received written confirmation from Octavian that all outstanding contracts entered into by Octavian personnel in the name of Octavian Global Technologies Limited (ACN 056 210 778), have been terminated or novated as required by clause 7.3;

3	eBet has not been notified of the appointment of an independent valuer to value the Intellectual Property Rights comprised in the Charged Property, as required by clause 7.4;

4
eBet has not received confirmation from Octavian or the Software Escrow Agent that all Intellectual Property Rights deposited with the Software Escrow Agent in or about October, 2007 have been brought up to date as required by clause 7.5. In particular, we note that:

(a)	3-4 Dream Games have now been approved by GLI for use in Europe;

(b)	the Maverick is currently with GLI in Adelaide for approval - expected at the end of February;

(c)	the Maverick has 1 Game as part of the above approval;

(d)	there is a new Rebel board as part of the above Maverick approval; and

(e)	MyACP has obtained GLI 13 certification for use in Europe;

5	eBet has not received full and reasonable information in relation to the 218 Mavericks owned by eBet (which Octavian has placed into the Latin America market) as required by clause 7.6;

6	eBet has not received a price list for products in respect of its appointment as Octavian's distributor under clause 7.7(a);

7	Octavian has not responded to eBet's draft distribution contract referred to in clause 7.7(b);

8	eBet has not been notified by Octavian as to when Octavian's approval as Logismos' distributor comes into effect; and

9	eBet has not received from Octavian a Project Status Report as required by clause 7.8.

The Agreement is a Transaction Document, and we hereby advise that Octavian is in breach of clause 5.1(a) of the Charge, in that it has failed to perform its obligations under a Transaction Document.

We hereby give you notice under clause 7.1(b) of the Charge that you are in breach of obligations under the Charge as specified above, and require rectification of all those breaches within 5 Business Days after the date of this notice, in accordance with clause 7.1(b).

Failure to comply with this notice will result in the occurrence of an Event of Default for the purposes of the Charge, and the commencement of a Standstill Period.

We also advise that under clause 4.1(e), payment of the Reconciliation Amount (US$173,722.53) and refinancing costs (A$158,641.59) are due no later than 30 days after 16 January, 2008 (ie. 15 February 2008), whether or not Octavian obtains financial accommodation of US$5m as referred to in clause 3.1(b).

Terms and expressions defined in the Agreement have the same meaning where used in this letter. References to clause numbers are to clause numbers in the Agreement, unless the context requires otherwise.

In closing we believe that eBet has been very accommodating and cooperative towards Octavian's obligations and our rights under and in connection with the Loan Agreement, Deed of Charge, Side Letter and Deed of Agreement, and in assisting Octavian to complete the transaction with PacificNet. eBet therefore expects in return that Octavian diligently manages its obligations as a sign of good faith and reciprocity.

Yours faithfully,
EBET LIMITED

TONY TOOHEY
CEO & Managing Director